Exhibit 99.1

DTE Midstream announces acquisition of 30 percent of Stonewall Gas Gathering

DETROIT, May 2, 2019 - DTE Midstream, a non-utility business unit of DTE Energy (NYSE: DTE), today announced the execution of a binding letter agreement with WGL Midstream, Inc. (a subsidiary of AltaGas Ltd.) to acquire 30 percent of Stonewall Gas Gathering (“SGG”) for approximately $275.3 million. DTE Midstream currently operates and holds a 55 percent ownership interest in SGG. The acquisition of WGL Midstream, Inc.’s 30 percent interest will bring DTE Midstream’s ownership interest in the asset to 85 percent. Completion of the acquisition is subject to various customary conditions and the execution of a definitive agreement following the satisfaction of certain third party rights and related notice and election periods.

DTE Midstream has been operating SGG for nearly three years, and the acquisition positions the company for continued success - it complements the existing DTE Midstream business and provides a platform for new growth opportunities.

Stonewall Gas Gathering is an approximately 67-mile, 36-inch natural gas gathering system located in West Virginia.

“Expanding our ownership in SGG has strong strategic rationale. SGG complements our existing midstream business and provides a platform for continued value creation supported by a solid underlying resource,” said David Slater, president of DTE Midstream.

About DTE Energy
DTE Energy (NYSE: DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include an electric company serving 2.2 million customers in Southeastern Michigan and a natural gas company serving 1.3 million customers in Michigan. The DTE portfolio includes energy businesses focused on power and industrial projects, renewable natural gas, natural gas pipelines, gathering and storage, and energy marketing and trading. As an environmental leader, DTE will reduce carbon dioxide and methane emissions by more than 80 percent by 2040 to produce cleaner energy while keeping it safe, reliable and affordable. DTE is committed to being a force for good in the communities where it serves through volunteerism, education and employment initiatives, philanthropy and economic progress. Information about DTE is available at dteenergy.com, empoweringmichigan.com, twitter.com/dte_energy and facebook.com.

For further information: Jill Wilmot, DTE Energy, 313.235.5555